================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              MAZEL STORES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

[MAZEL STORES, INC. LOGO]                       [MAZEL STORES, INC. LETTERHEAD]
                                                                     May 6, 1997
    Reuven Dessler
       Chairman
Chief Executive Officer




Dear Fellow Shareholder:

         It is a pleasure to extend to you a cordial invitation to attend the 1997 Annual Meeting of Shareholders of Mazel Stores, Inc. This year's annual meeting, the first since the Company's initial public offering last November, will be held on June 3, 1997.

         Shareholders will be asked to approve the election of Directors and to ratify the appointment of auditors. In addition, we will present a report on the operations and activities of the Company. Following the meeting, management will be pleased to answer your questions about the Company.

        Our audited financial statements, management's discussion and analysis and other information are included in the Appendix to the Proxy Statement. Please carefully review the Proxy Statement and the Appendix thereto.

         I HOPE YOU WILL BE ABLE TO ATTEND THIS MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

         I look forward to seeing you on June 3rd.

                                                     Sincerely,



                                                     Reuven D. Dessler
                                                     Chairman of the Board

                               MAZEL STORES, INC.
                                31000 Aurora Road
                                Solon, Ohio 44139


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held June 3, 1997



         The Annual Meeting of Shareholders of Mazel Stores, Inc., an Ohio corporation (the "Company"), will be held at The Forum, 1375 E. 9th Street, Cleveland, Ohio 44114 on Tuesday, June 3, 1997 at 10:00 a.m.

         The purpose of the meeting will be to:

         1.       Elect three Directors for a term expiring in 2000;

         2. Ratify the appointment of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year ending January 31, 1998; and

         3. Transact such other business as is properly brought before the meeting.

         Only holders of shares of Common Stock of record at the close of business on May 1, 1997, will be entitled to notice of and to vote at the meeting. A list of such shareholders will be open for examination by any shareholder at the meeting.

         ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. TO ENSURE YOUR REPRESENTATION AT THE MEETING, HOWEVER, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Any shareholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                    By Order of the Board of Directors



                                    Marc H. Morgenstern
                                    Secretary

Cleveland, Ohio
May 6, 1997

                               MAZEL STORES, INC.
                                31000 AURORA ROAD
                                SOLON, OHIO 44139

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS


                    SOLICITATION AND REVOCABILITY OF PROXIES

         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mazel Stores, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at the time and place, and for the purposes, set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Annual Meeting"). It is anticipated that the proxy statement together with the proxy and the 1997 Annual Report to Shareholders will first be mailed to the Company's Shareholders on or about May 6, 1997.

         Pursuant to the Ohio General Corporation Law, a person giving the enclosed proxy has the power to revoke it at any time before it is exercised by
(1) attending the Annual Meeting and voting in person, (2) executing and delivering a proxy bearing a later date, or (3) delivering written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

         The Company will bear the cost of this solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of the Company's shares of Common Stock (the "Common Shares"). In addition, proxies may be solicited by mail, personal interview, telephone or telegraph by Directors, officers or employees of the Company and its subsidiaries without additional compensation therefor.


                           PURPOSES OF ANNUAL MEETING

         The Annual Meeting has been called for the purposes of (1) electing three (3) Directors of the class whose three-year term of office will expire in 2000; (2) ratifying the appointment of KPMG Peat Marwick LLP as auditors of the Company for fiscal 1997 and (3) transacting such other business as may properly come before the meeting.

         The two persons named in the enclosed Proxy have been selected by the Board of Directors and will vote Common Shares represented by valid Board of Directors' Proxies. They have indicated that, unless otherwise indicated in the enclosed Proxy, they intend to vote for the election of the Director nominees named herein and in favor of the proposal listed in Item 2 above.



                                VOTING SECURITIES

         The close of business on May 1, 1997, has been fixed as the record date for the determination of holders of record of the Common Shares of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, 9,170,100 Common Shares were outstanding and eligible to be voted at the Annual Meeting. A quorum for the transaction of business at the Annual Meeting is a majority of the outstanding Common Shares. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting. The election of Directors and the proposal to ratify the appointment of auditors require approval only by a plurality of the votes cast. As a consequence, abstentions and broker non-votes will not be counted in determining the outcome of the vote; however, they will be counted for purposes of determining the presence of a quorum.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS


GENERAL

         The business of the Company is managed under the direction of the Company's Board of Directors. The number of Directors is currently fixed at nine. The Company's Amended and Restated Code of Regulations ("Code of Regulations") divides the Board of Directors into three classes of three Directors each. The Directors serve staggered terms of three years, with the members of one class being elected each year, as follows: (i) Jacob Koval, Jerry Sommers and Phillip Cohen have been designated as Class I Directors and will serve until the 1997 annual meeting; (ii) Brady Churches, Robert Horne and Charles Bilezikian have been designated as Class II Directors and will serve until the 1998 annual meeting; and (iii) Reuven D. Dessler and Ned L. Sherwood have been designated as Class III Directors and will serve until the 1999 annual meeting; and in each case until their respective successors are elected and qualified. A vacancy exists in the class of Directors whose term expires in 1999.

         The Board of Directors held one meeting in fiscal 1996, subsequent to the Company's initial public offering. At that meeting, the Board established two standing committees: a Compensation Committee and an Audit Committee.

         The Audit Committee has general responsibility for supervision of financial controls as well as accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors concerning the selection of the accountants, reviews and approves the services performed by the accountants, and reviews their fees. The Audit Committee consists of Messrs. Bilezikian, Horne, and Sherwood.

         The Compensation Committee has the authority to: (i) administer the Company's stock option plan and restricted stock plan; (ii) review and monitor key employee compensation and benefits policies and (iii) administer the Company's management compensation plans. The Compensation Committee consists of Messrs. Sherwood, Bilezikian and Cohen.

COMPENSATION OF DIRECTORS

         The Company pays each outside Director a fee of $15,000 for attendance at four meetings per year, together with reimbursement of out-of-pocket expenses incurred in connection with the Directors' attendance at such meetings. In addition, each outside Director receives $1,500 per meeting for each meeting attended in excess of four per year. No additional compensation is to be paid for committee meetings held on the same day as a Board of Directors' meeting. Officers of the Company who are also Directors will receive no additional compensation for serving as Directors.

         Each outside Director of the Company upon election received a stock option for 15,000 Common Shares. Such options vest ratably over a period of five years and expire ten years from date of grant. During fiscal 1996, Messrs. Bilezikian, Cohen, Horne and Sherwood received stock option grants of 15,000 shares each at an exercise price of $16 per share.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS


         The Board of Directors has nominated Phillip Cohen, Jacob Koval and Jerry Sommers, the Directors whose terms of office expire this year, to stand for reelection as Directors. The three-year term will end upon the election of Directors at the 2000 annual meeting of shareholders.

         At the Annual Meeting, the Common Shares represented by valid Proxies, unless otherwise specified, will be voted to reelect the Directors. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the Proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

         The Board of Directors recommends that each shareholder vote "FOR" the Board of Directors' nominees.

                      NOMINEES FOR TERMS TO EXPIRE IN 2000

                                        Principal Occupation Past Five Years,                                Director
  Name of Director           Age        Other Directorships                                                   Since
  ----------------           ---        ------------------------------------                                 --------
Phillip Cohen                78         Vice President of P-C Sales, Inc., a wholesaler of                     1997
                                        closeout merchandise.  From 1947 to his retirement in
                                        1989, Mr. Cohen was Chairman and CEO of
                                        Wisconsin Toy and Novelty, Inc., a midwest
                                        distributor of closeout toy and novelty items.

Jacob Koval                  49         Executive Vice President - Wholesale of the Company                    1996
                                        for over five years.  Mr. Koval co-founded the
                                        Company in 1975.

Jerry Sommers                46         Executive Vice President - Retail of the Company                       1996
                                        since November 1995.  From 1984 through April
                                        1995, Mr. Sommers held various positions with
                                        Consolidated Stores Corporation, including Executive
                                        Vice President - Merchandise from August 1993 until
                                        April 1995.

                                        Principal Occupation Past Five Years,                                Director
  Name of Director           Age        Other Directorships                                                   Since
  ----------------           ---        -------------------------------------                                --------

                                        Directors Whose Terms Expire In 1998
                                        -------------------------------------

Charles Bilezikian           60         President of Christmas Tree Shops, Inc., a New                         1997
                                        England-based specialty retailer of housewares and
                                        gourmet foods since 1971.

Brady Churches               38         President of the Company since November 1996                           1996
                                        having served as President - Retail from August 1995
                                        until such date.  From 1978 until April 1995, Mr.
                                        Churches held various senior management positions
                                        with Consolidated Stores Corporation, including
                                        President from August 1993 until April 1995. Mr.
                                        Churches is currently a member of the Board of
                                        Directors of Sun Television & Appliance, Inc.

Robert Horne                 38         Principal of ZS Fund L.P., a private investment firm,                  1996
                                        for over five years.

                                        Directors Whose Terms Expire In 1999
                                        -------------------------------------

Reuven D. Dessler            49         Chairman of the Board and Chief Executive Officer of                   1996
                                        the Company since November 1996.  Mr. Dessler co-
                                        founded the Company in 1975 and served as its
                                        President until November 1996.

Ned L.  Sherwood             47         Principal of ZS Fund L.P., a private investment firm,                  1996
                                        for over five years.  Mr. Sherwood is currently a
                                        member of the Boards of Directors of Sun Television
                                        & Appliance, Inc., Kaye Group, Inc. and Market
                                        Facts, Inc.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information as of May 1, 1997, with respect to the beneficial ownership of the Common Stock. Unless otherwise indicated below, the persons named below have the sole voting and investment power with respect to the number of shares set forth opposite their names. All information with respect to beneficial ownership has been furnished by the respective director, officer or 5% or greater shareholder, as the case may be.

Names and, where necessary,                                    Number of Shares
Addresses of Beneficial Owners                                Beneficially Owned           Percentage
------------------------------                                ------------------           ----------
ZS Fund L.P. (1)...................................                2,750,383                 30.0%
     54 Morris Lane
     Scarsdale, NY 10583
Ned Sherwood ......................................                2,750,383 (2)             30.0
     54 Morris Lane
     Scarsdale, NY 10583
Robert Horne ......................................                2,750,383 (2)             30.0
     54 Morris Lane
     Scarsdale, NY 10583
Mazel/D&K, Inc. (3)................................                2,058,105                 22.4
     31000 Aurora Road
     Solon, OH 44139
Reuven D. Dessler..................................                1,560,755 (4)             17.0
     31000 Aurora Road
     Solon, OH 44139
Jacob Koval........................................                  802,917 (5)              8.8
     31000 Aurora Road
     Solon, OH 44139
William Shenk......................................                  550,200                  6.0
     1728 Ocean Front
     Del Mar, CA 92014
Brady Churches ....................................                  326,003 (6)              3.6
Jerry Sommers......................................                  312,472 (6)              3.4
Susan Atkinson.....................................                   39,510 (6)              *
Charles Bilezikian.................................                   15,000                  *
Phillip Cohen......................................                    6,000 (7)              *


All Current Directors and..........................                5,813,040                 63.4%
     Executive Officers of the Company (9 Persons)

----------
*      Less than one percent.

(1) The shares beneficially owned by ZS Fund include 1,992,001 shares held by ZS Mazel L.P., 453,767 shares held by ZS Mazel II L.P., and 304,615 shares held by ZS Mazel, Inc. Messrs. Horne and Sherwood are officers of ZS Fund.

(2) Includes the shares beneficially owned by ZS Fund. As officers and/or equity owners of the entities holding such shares, Messrs. Sherwood and Horne have voting power with respect to such shares. Except to the extent of their equity interests in the entities holding such shares, Messrs. Sherwood and Horne disclaim beneficial ownership in such shares.

(3) Mazel/D& K, Inc. is a corporation owned by Messrs. Dessler and Koval and members of their families. Messrs. Dessler and Koval are the directors and officers of Mazel/D&K, Inc.

(4) Includes 1,372,304 shares owned by Mazel/D&K, Inc. for the benefit of Mr. Dessler and family members.

(5) Includes 685,801 shares owned by Mazel/D&K, Inc. for the benefit of Mr. Koval and family members.

(6) Messrs. Churches and Sommers and Ms. Atkinson own 52,613, 52,613 and 5,918 Common Shares, respectively, that are unvested and held under the Company's Restricted Stock Plan. These shares are included in the individuals respective totals.

(7) Includes 2,200 Common Shares held under a family trust for which Mr. Cohen is the trustee. He disclaims beneficial ownership of such shares.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Act of 1934 requires the Company's Directors, executive officers, and persons who own 10% or more of the Company's Common Shares to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the Company. Based upon a review of these filings and written representations from such individuals, the Company understands that all such filers have adhered to all applicable filing requirements.

                        EXECUTIVE OFFICERS' COMPENSATION

       The following table sets forth certain information with respect to the compensation earned during the fiscal years ended January 25, 1997 and January 31, 1996 by the Chief Executive Officer and certain other named executive officers of the Company:

                                            SUMMARY COMPENSATION TABLE


                                              Annual Compensation            Long Term Compensation
                                            ----------------------      ----------------------------------
                                                                            Option         Restricted Stock  All Other
Name and Principal Position        Year         Salary    Bonus             Awards(#)      Awards ($)(1)     Compensation(2)
---------------------------        ----         ------    -----             ---------      -------------     ---------------
Reuven D. Dessler                  1996      $1,273,883   $125,000           75,000        $        --       $1,274,285
   Chief Executive Officer         1995       1,406,836         --               --             33,750               --

Brady Churches                     1996         420,913    125,000          100,000                 --          881,479
   President                       1995         196,995     80,000               --            110,250          122,500(3)

Jacob Koval                        1996         414,719     75,000           30,000                 --          461,528
   Executive Vice President -      1995         432,356         --               --             11,250               --
   Wholesale

Jerry Sommers                      1996         367,044    125,000          100,000                ---          488,733
   Executive Vice President -      1995          25,957     80,000              ---            110,250              ---
   Retail

Susan Atkinson                     1996         138,629     56,918           30,000                ---          123,134
   Senior Vice President -         1995         121,564     25,000              ---              6,750               --
   Chief Financial Officer and
   Treasurer


(1) The executive officers each purchased in fiscal 1995 partnership units in Mazel Company L.P., as part of the Company's Employee Equity Plan. The issuances have been included here as the difference between their fair market value on the date of purchase and the purchase price.

(2) Payments in fiscal 1996 to the executive officers were made under their respective employment agreements. See discussion on pages 8-9 of this Proxy Statement.

(3)     Mr. Churches received a consulting fee in the amount of $122,500.

        The following table summarizes stock option grants by the Company during the fiscal year ended January 25, 1997 to each of the executive officers identified in the summary compensation table.


                                    STOCK OPTION GRANTS IN FISCAL YEAR 1996

                                   (a)
                                 Number of       % of Total                                                 (b)
                                Securities         Options                                     Potential realizable value at
                                Underlying        Granted to      Exercise or                  Assumed annual rates of stock
                                  Options         Employees       Base Price   Expiration      Price appreciation for option term
                 Name           Granted (#)      In Fiscal '96      ($/Sh)        Date             5%($)          10%($)
                 ----           -----------      -------------       ----         ----             ----           -----
       Reuven D. Dessler          75,000            11.3%          $16.00       11-21-06        $  754,674      $1,912,491
       Brady Churches            100,000            15.0            16.00       11-21-06         1,006,231       2,549,988
       Jacob Koval                30,000             4.5            16.00       11-21-06           301,869         764,996
       Jerry Sommers             100,000            15.0            16.00       11-21-06         1,006,231       2,549,988
       Susan Atkinson             30,000             4.5            16.00       11-21-06           301,869         764,996

(a) Options are exercisable upon vesting 20% each year, commencing in November 1997.

(b) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation over the entire term of the option. Shareholders of the Company, as a group, would realize $7,228,210 and $18,317,810 at assumed annual rates of appreciation of 5% and 10%, respectively, over the ten-year life of the options. There can be no assurance that the amounts reflected in this table will be achieved.

         The following table summarizes the fiscal year-end value of unexercised options for each of the executive officers identified in the Summary Compensation Table on page 6. No options were exercised by any executive officer in fiscal 1997.

                                  AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END OPTION VALUES
                               ----------------------------------------------------------------------------------

                                  Number of Securities Underlying
                                 Unexercised Options at January 25,            Value of Unexercised In-the-Money
                                             1997 (#)                          Options at January 25, 1997 ($)(1)
                               --------------------------------------          ----------------------------------
    Name                       Exercisable              Unexercisable          Exercisable          Unexercisable
--------------                 -----------              -------------          -----------          -------------
Reuven Dessler                      0                       75,000                 $0                 $562,500
Brady Churches                      0                      100,000                  0                  750,000
Jacob Koval                         0                       30,000                  0                  225,000
Jerry Sommers                       0                      100,000                  0                  750,000
Susan Atkinson                      0                       30,000                  0                  225,000

(1) The closing price of Mazel Stores Common Shares on January 24, 1997, the last trading day prior to the fiscal year end, was $23.50.

       Mr. Dessler has an employment agreement terminating October 31, 2000. Under the terms of the agreement, Mr. Dessler's annual salary is $425,000 (subject to annual cost-of-living adjustments). On November 21, 1996, Mr. Dessler received non-qualified options to purchase 75,000 Common Shares at the initial public offering price of $16 per share, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Dessler is entitled to received an annual bonus of up to 88.2% of his base salary subject to the Company achieving pre-determined annual performance targets, provided that the maximum bonus for fiscal 1997 is $125,000 per year. Under the agreement, Mr. Dessler received on November 21, 1996, Common Shares having a value of approximately $668,000 and $606,108 in cash. Under the agreement, Mr. Dessler is entitled to a severance payment equal to one-year's salary and bonus in the event of termination of his employment by the Company without cause, except that, if the termination occurs after or in contemplation of a "change in control" (as defined in the agreement) that Mr. Dessler voted against, the severance payment is two-years' salary and bonus.

       Mr. Koval has an employment agreement terminating on October 31, 2000. Under the terms of the agreement, Mr. Koval's annual salary is $225,000 (subject to annual cost-of-living adjustments). On November 21, 1996, Mr. Koval received non-qualified options to purchase 30,000 Common Shares at $16 per share, with 20% of such options vesting each year and terminating ten years after the grant date. Mr. Koval is entitled to receive an annual bonus of up to 66.7% of his base salary subject to the Company achieving pre-determined annual performance targets, provided that the maximum bonus for fiscal 1997 is $115,000 Under the agreement, Mr. Koval was issued, on November 21, 1996, Common Shares having a value of $369,349 and $92,179 in cash. Under the agreement, Mr. Koval is entitled to a severance payment equal to one-year's salary and bonus in the event of termination of his employment by the Company without cause, except that, if the termination occurs after or in contemplation of a change in control that Mr. Koval voted against, the severance payment is two-years' salary and bonus.

       Mr. Churches has an employment agreement terminating on October 31, 2000, and providing him an annual base salary of $360,000 (subject to annual cost-of-living adjustments). Mr. Churches is entitled to receive an annual bonus up to 58.3% of his annual base salary, subject to the Company achieving pre-determined annual performance targets, provided that the maximum annual bonus in fiscal 1997 is $125,000. On November 21, 1996, Mr. Churches received non-qualified options to purchase 100,000 Common Shares at $16 per share, with 20% of such options vesting each year and terminating ten years after the grant date. Under the agreement, Mr. Churches was issued on November 21, 1996, Common Shares having a value of $543,979. Under his agreement, Mr. Churches is entitled to two-years' salary and bonus in the event of termination of his employment without cause or in the event he elects to terminate employment following a change in control.

       Mr. Sommers has an employment agreement terminating on October 31, 2000 and providing him an annual base salary of $265,000 (subject to annual cost-of-living adjustments). Mr. Sommers is entitled to receive annual bonus of up to 59.4% of his annual base salary, subject to the Company achieving pre-determined annual performance targets, provided that the maximum annual bonus in fiscal 1997 is $125,000. On November 21, 1996, Mr. Sommers received non-qualified options to purchase 100,000 Common Shares at $16 per share, with 20% of such options vesting each year and terminating ten years after the grant date. On such date, pursuant to his employment agreement, Mr. Sommers also was issued Common Shares having a value of $327,483. Mr. Sommers is entitled to receive two-years' salary and bonus in the event of termination of his employment without cause or in the event he elects to terminate employment following a change in control.

       Ms. Atkinson has an employment agreement terminating January 31, 1999 and providing her an annual base salary of $117,600. Ms. Atkinson is entitled to an annual bonus of up to 48.4% of her annual base salary, subject to the Company achieving pre-determined annual performance targets. On November 21, 1996, Ms. Atkinson received non-qualified options to purchase 30,000 Common Shares at $16 per share, with 20% of such options vesting per year and terminating ten years after the grant date. On such date, pursuant to her employment agreement, Ms. Atkinson also was issued Common Shares having a value of $123,134. Under her agreement, Ms. Atkinson is entitled to receive one-year's salary in the event of termination of her employment other than for cause.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors was established in November 1996 upon completion of the Company's initial public offering. Prior to the offering, executive compensation decisions were made by the Board of Directors of the Company, of which Messrs. Dessler, Horne, Koval and Sherwood constituted the majority. Therefore, the Compensation Committee did not establish executive compensation levels for 1996. Executive compensation recommendations and determinations will be made for 1997 by the Compensation Committee, all members of which are non-employee directors of the Company.

                          Charles Bilezikian, Chairman
                                  Phillip Cohen
                                  Ned Sherwood

                              CERTAIN TRANSACTIONS

         Messrs. Dessler and Koval are partners in Aurora Road Realty Development Company, a partnership which leases the office and warehouse facility located in Solon, Ohio, to the Company. Messrs. Dessler and Koval own 40.0% and 6.0% interests, respectively, in such partnership. The Company made payments totaling approximately $1,471,000 pursuant to the lease for fiscal 1996. Messrs. Dessler and Koval are also minority shareholders in entities that operate public warehouses in which the Company periodically leases space. The Company believes the payments under the leases are on terms no less favorable to the Company than could be obtained from unrelated parties.

         The Company had a Financial Advisory Agreement with ZS Fund L.P., of which Messrs. Sherwood and Horne are principals, which provided for an annual financial advisory fee of $100,000 payable in equal quarterly installments. The Company terminated the Financial Advisory Agreement at the time of the Company's initial public offering (the "IPO"). Total payments in fiscal 1996 under the Agreement and in connection with its termination totaled $289,000.

         Payments of $1,266,800 and $1,000,000, were made to Messrs. Dessler and Koval, respectively, at the time of the IPO, pursuant to a 1992 agreement relating to the purchase of the Company from them. In addition, payments of $316,700 and $250,000 were made to Messrs. Dessler and Koval, respectively, reflecting their ownership in Odd Job Trading Corp., which was acquired pursuant to the 1995 Agreement relating to Odd Job Trading Corp.'s acquisition by the Company. Each of the payments were made in Common Shares (at a valuation equal to the initial offering price).

         Messrs. Churches and Sommers had executed promissory notes to the Company in exchange for $225,000 and $107,500, respectively, advanced by the Company to such individuals as bonus payments pursuant to their respective employment agreements. Pursuant to the terms of their employment agreements, the Company forgave such indebtedness upon the completion of the IPO.

         The Company made loans to executives and other individuals in December 1996 to provide for payment of tax obligations arising from the issuance of Common Shares to such individuals in connection with the Company's IPO, including approximately $307,500, $250,000, $170,000, $50,500 and $56,500 to
Messrs. Dessler, Churches, Koval and Sommers, and Ms. Atkinson, respectively. Such loans are to be repaid on the earlier of five years from the effective date of the loan or the date of the individual's first sale of Common Shares, but only to the extent of net sale proceeds. The loans bear interest at the applicable federal rate.

         P-C Sales, a corporation owned by the son of Mr. Cohen and of which Mr. Cohen is an officer, has a joint venture agreement with the Company wherein the two companies split the profits derived from the sale of closeout merchandise located by P-C Sales and sold by the Company. In fiscal 1996, P-C Sales income from the joint venture totaled $423,000.

         Christmas Tree Shops, a New England-based retailer of which Mr. Bilezikian is President and founder, is a customer of the Company's wholesale division. The dollar amount of purchases by the Christmas Tree Shops is not "material" (as defined in SEC Regulation S-K, Item 404(b)) to either the Company or Christmas Tree Shops.

                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Shares against the cumulative total return of the Nasdaq U.S. composite index and the Nasdaq Retail Trade Stock index from the date of the Company's IPO in November 1996 through January 1997.

         THE STOCK PRICE PERFORMANCE GRAPH BELOW SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO AND FILING UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
    Mazel Stores, Inc., Nasdaq Retail Trade Stock Index and Nasdaq U.S. Index

                From November 21, 1996 through January 25, 1997

                                                   11/21/96          1/25/97
Mazel Stores, Inc.                                  $100.00           $123.68
Nasdaq Retail Trade Stock Index                     $100.00           $108.74
Nasdaq U.S. Index                                   $100.00           $100.35

                                  PROPOSAL TWO
                              INDEPENDENT AUDITORS

         The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP as auditors for the fiscal year ending January 31, 1998. The Board of Directors requests the ratification of the appointment of KPMG Peat Marwick LLP by the shareholders at the annual meeting. The Board of Directors recommends that each shareholder vote "FOR" ratification of KPMG Peat Marwick LLP as auditors for fiscal 1997.

         KPMG Peat Marwick LLP has audited the Company's financial statements for each fiscal year since the fiscal year ended December 31, 1987. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


                                  OTHER MATTERS

         The Board of Directors of the Company is not aware that any matters other than those listed in the Notice of Meeting is to be presented for action at the meeting. If any of the Board's nominees is unavailable for election as a Director or any other matter should properly come before the meeting, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.


                             SHAREHOLDERS' PROPOSALS

         The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholder is expected to be December 31, 1997.


                                  ANNUAL REPORT

         The Company's Annual Report for the year ended January 25, 1997, including financial statements of the Company and the report thereon of KPMG Peat Marwick LLP is being mailed to shareholders with this Notice of the Annual Meeting and Proxy Statement.



                                                      MARC H. MORGENSTERN
                                                      Secretary

By Order of the Board of Directors
May 6, 1997

                              MAZEL STORES, INC.

                           INDEX TO PROXY STATEMENT

                               JANUARY 25, 1997


                                                                                        Page
                                                                                        -----
Market for the Company's Common Stock and Related Stockholder Matters...................  A-2

Selected Financial Data.................................................................  A-3

Management's Discussion and Analysis of Financial Condition and Results of Operations...  A-5

Independent Auditors' Report............................................................ A-17

Consolidated Financial Statements:

    Consolidated Balance Sheets......................................................... A-18
    Consolidated Statements of Operations............................................... A-19
    Consolidated Statements of Shareholders' Equity and Partners' Capital............... A-20
    Consolidated Statements of Cash Flows............................................... A-21
    Notes to Consolidated Financial Statements.......................................... A-22


MARKET FOR THE COMANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MAZL". The following table shows the high and low closing sale prices of the Common Stock since the Common Stock began trading publicly on November 21, 1996, as reported through January 24, 1997. The price to the public in the initial public offering which occurred on November 21, 1996 was $16.00 per share.

                                                      Common Stock

                                                 High             Low
                                                 ----             ---
      Quarter ended January 25, 1997
      (From November 21, 1996)                   25.125          19.00


         As of April 1997, the Company believes that there were 2,000 beneficial owners of the Company's Common Stock.

Dividend Policy

         The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain its future earnings, if any, to finance the expansion of its business and for general corporate purpose and currently does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. In addition, the Company's credit facility with The Provident Bank prohibits the Company from declaring or paying any dividends without the prior written consent of The Provident Bank.

SELECTED FINANCIAL DATA

         The selected historical financial data of the Company presented under the captions Statement of Operations Data and Balance Sheet Data as of and for the years ended December 31, 1992 and January 31,1994, 1995 and 1996 (fiscal years 1992, 1993, 1994 and 1995, respectively) have been derived from the financial statements of Mazel Company L.P. ("Partnership"), which during 1996 was restructured as the Company. The financial statements of the Partnership include the operations of the Peddlers Mart retail store from December 9, 1994 and the Odd Job operations from December 7, 1995. The selected historical financial data presented under the captions Statement of Operations Data and Balance Sheet Data as of and for the fiscal year ended January 25, 1997 (fiscal year 1996) was derived from the financial statements of the Company. Such financial statements of the Partnership and the Company were audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected data referred to above and the Pro Formas as Adjusted Data should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this filing. The Pro Forma as Adjusted Data and the information under the caption Selected Operating Data shown in the table are unaudited.



                                                                  STATEMENT OF OPERATIONS DATA
                                                                  ----------------------------
                                                                          FISCAL YEAR
                                      ---------------------------------------------------------------------------------------
                                                                                                                  PRO FORMA,
                                                                                                                  AS ADJUSTED
                                         1992           1993            1994            1995           1996         1996(1)
                                        ------         ------          ------          ------         ------       --------

                                                         (IN THOUSANDS EXCEPT PER SHARE AND OPERATING DATA)

Net sales                               $71,156         $74,954         $76,254        $98,106       $179,877        $179,877
Cost of sales                            52,111          54,201          55,183         70,208        121,382         121,382
                                      ---------       ---------       ---------       --------      ---------       ---------
Gross profit                             19,045          20,753          21,071         27,898         58,495          58,495
SG & A expense                           13,703          15,094          15,317         20,753         45,802          44,567
Special charges                           8,100           1,285               0          2,203          4,243               0
                                      ---------       ---------       ---------       --------      ---------       ---------
Operating profit (loss)                  (2,758)          4,374           5,754          4,942          8,450          13,928
Interest expense (income)                   650           1,130             894          1,265          2,254            (205)
Other expense (income)                     (459)             43             (26)           559            (34)            (34)
                                      ---------       ---------       ---------       --------      ---------       ---------
Income (loss) before
   income taxes                          (2,949)          3,201           4,886          3,118          6,230          14,168
Income taxes                                 63              21              71             19         (1,987)          5,667
Extraordinary loss                            0            (455)              0              0              0               0
                                      ---------       ---------       ---------       --------      ---------       ---------

Net income (loss)                       $(3,012)         $2,725          $4,815         $3,099         $8,217          $8,501
                                      =========       =========       =========       ========      =========       =========
Pro forma as adjusted
  earnings per share                                                                                                    $0.93
Pro forma shares outstanding                                                                                            9,170

BALANCE SHEET DATA:
Working capital                         $20,469         $18,373         $17,439        $26,193        $44,473         $44,473
Total assets                             30,589          28,450          31,129         56,634         86,361          86,644
Long term debt                           17,168          12,303          10,649         27,382             70              70
Total liabilities                        22,848          18,997          19,567         43,764         21,599          21,599
Shareholders' equity and
   partners' capital                      7,741           9,453          11,562         12,870         64,762          65,045

SELECTED OPERATING DATA:
Number of stores                             10              11              12             13             23
Total square footage                    139,718         153,718         164,386        188,361        336,905
Total store sales growth                    0.8%            5.4%           12.8%           6.3%          40.2%
Comparable store net sales                  0.8%           -2.6%            7.9%          -4.4%          15.8%
Avg.  net sales per gross sq. ft           $340            $326            $344           $319           $354


(1) Pro forma as adjusted data gives effect to the Company's initial public offering, and includes the combination of: (i) the Mazel wholesale operations; (ii) the Odd Job retail operations; and (iii) the Peddlers Mart retail store, as if the combination of entities had occurred at the beginning of fiscal 1996. Pro forma as adjusted data exclude certain non-recurring charges, and give effect to the use of proceeds resulting from the Company's 2,960,100 share initial public offering, as well as certain adjustments to compensation expense.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATION

Overview

         Mazel Stores, Inc. consists of two complementary operations: (i) a major regional closeout retail business; and (ii) one of the nation's largest closeout wholesale businesses.

         Mazel was founded as a wholesaler of closeout merchandise in 1975. In 1981, the Company initiated its Just Closeouts retail operations in Ohio, which were subsequently sold in October 1995. In 1992, Mazel Company L.P. (a predecessor to the Company), a general partner of which was an affiliate of ZS Fund, a private investment firm, acquired substantially all of the assets of Mazel's wholesale and retail businesses. In December 1995, Odd Job Holdings, Inc., wholly-owned by another affiliate of ZS Fund, acquired Odd Job, which operated a chain of 12 retail stores in the New York metropolitan area, and acquired Peddlers Mart, which operated one store. In connection with a restructuring that occurred immediately prior to the Offering in November
1996, the Company acquired all of the assets of Mazel Company L.P. and the Stock of Odd Job Holdings, Inc. The Company (including its predecessors) has opened or acquired ten (10) stores in fiscal 1996; it plans to open nine stores in fiscal 1997, 12 stores in fiscal 1998 and 15 stores in fiscal 1999.

         The Combined Financial Statements of Mazel Company L.P. and Odd Job Holdings, Inc. represent the historical assets, liabilities and results of operations of the Company.

         In the fourth quarter fiscal 1996, the Company took a one-time, pre-tax charge of $4.2 million representing compensation and other charges arising in connection with the Company's initial public offering. Included as part of the charge are the effects of the issuance, of a total of 206,898 shares of Common Stock to certain employees of the Company in return for ongoing reductions in their salaries and potential bonuses. The Company also realized a one-time
$1.5 million tax benefit in fiscal 1996 arising from cumulative differences between the net book and tax basis of Mazel Company L.P.'s assets and liabilities.

         The Company believes that it generally requires approximately $600,000 to open a new store of 17,000 square feet, including the cost of leasehold improvements, store equipment and fixtures and inventory (net of associated accounts payable) and pre-opening costs. The Company anticipates that new stores generally become profitable (excluding the store's share of interest carrying charges or corporate overhead) within the first six to nine months of operation, with stores opened in the third and fourth quarters achieving profitability more quickly than stores opened in the first and second quarters.

         On a continuous basis, the Company remodels and refurbishes stores at a modest cost. Because the first full year of operations includes unusually strong sales in the opening quarter associated with grand opening promotions, second year net sales may be lower than first year net sales, but generally increase thereafter. Store opening expenses are charged to operations as incurred. The timing of store openings and the number of stores in the maturation process will have an effect on quarter-to-quarter comparisons. Comparable store net sales means a comparison of net sales from all stores open at the beginning of both fiscal periods compared.

         Wholesale net sales reflect both warehouse and drop shipment sales. Drop shipment sales generally have lower gross margins than sales requiring distribution from the Company's warehouses; however, they also have lower associated selling, general and administrative costs.

         The Company's wholesale operations have grown from $57.4 million in fiscal 1992 to $95.7 million in fiscal 1996. The Company anticipates that net sales of the retail operations should grow more quickly than those of its wholesale operations because of an emphasis on opening and acquiring new stores and anticipated increases in comparable store sales. As the Company's retail operations grow, the wholesale operations will sell a larger percentage of its products to the Company's retail stores. Because the gross margin on sales from the wholesale to retail operations are below the margin on sales to third parties, to the extent that sales to the retail operations becomes a higher percentage of wholesale's net sales, wholesale's margin will be negatively affected. The wholesale operations gross margin on sales to the Company's retail operations of inventory remaining on the retail operations books at the end of a reporting period is eliminated in the combined statements. Consequently, the wholesale operations gross margins will be slightly affected on a quarter-to-quarter basis based on the level of any changes to retail inventory.

         In the past two years, the Company has made a substantial investment in executive personnel and infrastructure to accommodate the Company's anticipated growth, particularly with respect to its retail operations. The Company has hired three senior executives and six buyers, and has expanded its Solon, Ohio and Englewood, NJ warehouse and distribution facilities. The Company believes that this level of investment in senior management and distribution facilities will be sufficient to support its growth until the Company's retail operations expands to approximately 60 stores.

RESULTS OF OPERATIONS

         The results of operations set forth below describe: (i) the Company's retail operations; and (ii) its wholesale operations. Retail operations include the results of the Odd Job and Peddlers Mart operations both prior and subsequent to their acquisitions by the Company. Wholesale operations include the results of Mazel Company L.P. for each of the periods presented. The Ohio stores, sold in October 1995, are treated as a discontinued operation. Although the presentation of retail operation results prior to its acquisition in December 1995 ("predecessor") is not required, the Company believes that presentation of such data assist the reader in a better understanding of the business.




RETAIL SEGMENT              STATEMENT OF OPERATION DATA
                                 RETAIL SEGMENT
                                 (IN THOUSANDS)

                                        Successor                     Predecessor
                            -------------------------------     ---------------------
                             Fiscal Year                                  Fiscal Year
                                1996               Fiscal Year 1995           1994
                            -------------   ----------------------------   ----------
                                             December 7,    February 1
                              Year Ended      1995 to        1995 to       Year Ended
                              January 25,    January 27,    December 7,    January 31,
                               1997(1)         1996(2)         1995           1995(3)
                            -------------   ------------   -------------   ----------
                                           (in thousands of dollars)
Net sales                      $84,202        $14,775        $45,289        $56,511
Cost of sales                   51,299          9,637         27,904         35,481
                               -------        -------        -------        -------

Gross profit                    32,903          5,138         17,385         21,030
SG & A expense                  29,086          4,658         16,199         18,907
Special charges                      0            300              0              0
                               -------        -------        -------        -------
Operating profit-retail         $3,817           $180         $1,186         $2,123
                               =======        =======        =======        =======

                                          PERCENTAGE OF NET SALES
                                --------------------------------------
                                               FISCAL YEAR
                                --------------------------------------
                                 1996           1995           1994
                                --------      ---------       --------
Net sales                       100.00%        100.00%        100.00%
Cost of sales                    60.92          62.50          62.79
                                ------         ------         ------

Gross margin                     39.08          37.50          37.21
SG & A expense                   34.54          34.72          33.46
Special charges                   0.00           0.50           0.00
                                ------         ------         ------

Operating profit-retail           4.53%          2.27%          3.76%
                                ======         ======         ======

(1) Reflects a reclassification of $312 for the year ended January 25, 1997 from selling, general and administrative expense retail, to corporate.
(2) As a result of the purchase accounting method applied to the Odd Job Acquisition, the financial information for the periods after the Odd Job Acquisition is presented on a different cost basis than for the periods before the Odd Job Acquisition. The Company information post-acquisition includes the results of Peddlers Mart for the 12 months ended January 27, 1996 and Odd Job for the period from December 7, 1995 to January 27, 1996.
(3) Reflects a freight reclassification of $839 for the year ended January 31, 1995, from cost of sales to selling, general and administrative expense.

Fiscal 1996 Results versus Fiscal 1995 (Combined Predecessor and Successor)

        Net sales increased $24.1 million, or 40.2%, to $84.2 million in fiscal 1996 from $60.1 million for fiscal 1995. Comparable store net sales increased approximately 15.8%, contributing $9.5 million of the increase in net sales. Comparable store net sales increased primarily due to expanded store hours including seven-day-a-week operations following the Odd Job acquisition, as well as an expanded product mix and enhanced merchandising techniques. The remaining $14.6 million increase is attributable to two stores acquired March 1, 1996, one store acquired in December 1996, and seven additional stores opened during fiscal 1996. Net sales in fiscal 1995 were marginally negatively affected by the relocation of one of the Company's Manhattan stores during August of that year.

        Gross profit increased $10.4 million, or 46.1%, to $32.9 million in fiscal 1996, from $22.5 million in fiscal 1995. Gross margin increased to 39.1% in fiscal 1996, from 37.5% in fiscal 1995. The increase was due to increased purchasing opportunities resulting from the ability to buy for both the retail and wholesale operations, as well as the efforts of the Company's eight new senior buyers in acquiring higher margin products.

        Selling, general and administrative expenses increased $8.2 million, or 39.5%, to $29.1 million in fiscal 1996, from $20.9 million in fiscal 1995. Selling, general and administrative expenses, as a percentage of net sales, decreased slightly to 34.5% in fiscal 1996 from 34.7% in the comparable 1995 year. The $8.2 million increase primarily resulted from $4.7 million of increased store level expenses. Approximately $1.7 million of the increase resulted primarily from an increase in administrative cost, principally attributable to costs associated with the new buying and advertising personnel and costs associated with store management trainees. In addition, warehouse and store delivery costs increased $1.7 million due to costs associated with increased inventory levels, new store opening support costs, and costs associated with setup of the expanded warehouse square footage. A more aggressive advertising program, including periodic circulars, resulted in an increase of approximately $173,000 in advertising costs.

        Operating profit increased to $3.8 million for fiscal 1996, from $1.4 million for fiscal 1995. As a percentage of net sales, operating profit increased to 4.5% from 2.3%. This increase was primarily due to the factors described above.

Fiscal 1995 (Combined Predecessor and Successor) versus Fiscal 1994

        Net sales increased $3.6 million, or 6.3%, to $60.1 million in fiscal 1995, from $56.5 million in fiscal 1994. Comparable store net sales decreased 4.4%, or $2.2 million. Comparable store net sales decreased primarily due to the Company carrying lower levels of inventory in anticipation of a difficult retail environment in the last half of fiscal 1995 and additionally reflects the impact of the predecessor management's focus on the Odd Job Acquisition. Fiscal 1995 net sales include $5.2 million of sales attributable to Peddlers Mart.

        Gross profit increased $1.5 million, or 7.1%, to $22.5 million in fiscal 1995, from $21.0 million in fiscal 1994. Gross margin remained relatively constant, increasing modestly to 37.5% in fiscal 1995, from 37.2% in fiscal 1994.

        Selling, general and administrative expenses increased $2.0 million, or 10.3%, to $20.9 million in fiscal 1995, from $18.9 million in fiscal 1994. Selling, general and administrative expenses as a percentage of net sales increased to 34.7% in fiscal 1995, from 33.5% in fiscal 1994. The increase in selling, general and administrative expenses was due primarily to $1.7 million of increased store operating expenses due to the inclusion of Peddlers Mart in fiscal 1995, a $300,000 increase in Odd Job store payroll due in part to the relocation of one Manhattan store, and a $200,000 legal expense.

        Special charges were $300,000 in fiscal 1995, reflecting signing bonuses paid to former owners of Odd Job payable upon completion of the Odd Job Acquisition. There were no special charges in fiscal 1994.

        Operating profit decreased $757,000, or 35.7% in fiscal 1995, to $1.4 million versus $2.1 million in fiscal 1994. As a percentage of net sales, operating margin decreased to 2.3% in fiscal 1995, versus 3.8% in fiscal 1994. This decrease was a result of all of the factors described above.

WHOLESALE SEGMENT


                                            STATEMENT OF OPERATION DATA
                                     WHOLESALE SEGMENT AND CORPORATE EXPENSES
                                                  (IN THOUSANDS)

                                                      Fiscal Years
                                          ---------------------------------------------------
                                            1996                  1995                 1994
                                          --------              --------             --------
Net sales(1)                               $95,675               $73,817              $62,748
Cost of sales                               70,083                53,476               45,790
                                           -------               -------              -------
Gross profit                                25,592                20,341               16,958
SG & A expense                              11,577                 9,689               10,478
Special charges                                  0                   332                    0
                                           -------               -------              -------
Operating profit - wholesale               $14,015               $10,320              $ 6,480
                                           =======               =======              =======

Corporate expenses(2)                     $  5,139              $  3,342                  N/A
                                           =======               =======              =======


(1) Sales between Mazel and Odd Job have been eliminated in fiscal years 1996 and 1995 in the amounts of $9,057,000 and $3,496,000, respectively. Wholesale gross profit remaining in retail inventory as a result of the previously mentioned sales has been eliminated for fiscal years 1996 and 1995 in the amounts of $336,000 and $95,000, respectively. The combination of Mazel and Odd Job occurred in fiscal 1995 and, accordingly, intercompany sales and profit in inventory have not been eliminated in fiscal 1994.

(2) Corporate expenses consist of shared administrative costs between retail and wholesale.



                                                      PERCENTAGE OF NET SALES
                                          ----------------------------------------------
                                                          Fiscal Years
                                          ----------------------------------------------
                                            1996               1995               1994
                                          --------           --------           --------
Net sales                                  100.00%            100.00%            100.00%
Cost of sales                               73.25              72.44              72.97
                                           ------             ------             ------

Gross margin                                26.75              27.56              27.03
SG & A expense                              12.10              13.13              16.70

Special charges                              0.00               0.45               0.00
                                           ------             ------             ------

Operating profit - wholesale                14.65%             13.98%             10.33%
                                           ======             ======             ======

Corporate expenses                           2.86%              2.50%              N/A
                                           ======             ======             ======

Fiscal 1996 Versus Fiscal 1995

        Net sales increased $21.9 million, or 29.6%, to $95.7 million in fiscal 1996, from $73.8 million in fiscal 1995. Fiscal 1996 net sales were positively affected by a higher levels of sales to existing customers, including one key customer whose secondary distribution center had been damaged early in the second quarter of 1996. The Company also benefited from the addition of new customers.

        Gross profit increased $5.3 million, or 25.8%, to $25.6 million in fiscal 1996, from $20.3 million in fiscal 1995. Gross margin decreased to 26.7% in fiscal 1996, from 27.6% in fiscal 1995. The increase in gross profit was driven by the large increase in sales volume, while the gross margin decline resulted from a change in merchandise mix and a reduced gross margin on stock sales in fiscal year 1996.

        Selling, general and administrative expenses increased $1.9 million, or 19.5%, to $11.6 million in fiscal 1996, from $9.7 million in fiscal 1995. The increase in selling, general and administrative expenses was principally due to increases in variable expense (such as sales commission and travel). As a percentage of net sales, selling, general and administrative expenses decreased to 12.1% in fiscal 1996, from 13.1% in fiscal 1995.

        Special charges of $332,000 in fiscal 1995 resulted from one-time contractual obligations relating to hiring of senior executives. There were no special charges in 1996.

        Wholesale operating profit increased to $14.0 million in fiscal 1996, from $10.3 million in fiscal 1995. As a percentage of net sales, operating margin increased to 14.6 % in the 1996 fiscal year from 14.0% in the comparable 1995 year due to the factors described above.

Fiscal 1995 Versus Fiscal 1994

         Net sales increased $11.1 million, or 17.6% to $73.8 million in fiscal 1995, from $62.7 million in fiscal 1994, which included $2.2 million of sales to Odd Job. Fiscal 1995 net sales were positively affected by a $4.5 million increase in levels of inventory available for sale, and higher levels of sales to existing customers, as well as the addition of new customers.

         Gross profit increased $3.4 million, or 19.9%, to $20.3 million in fiscal 1995, from $17.0 million in fiscal 1994. Gross margin increased slightly to 27.6% in fiscal 1995, from 27.0% in fiscal 1994. Gross margin increase slightly due to changes in product mix sold.

         Selling, general and administrative expenses decreased $789,000 or 7.5%, to $9.7 million in fiscal 1995, from $10.5 million in fiscal 1994. Selling, general and administrative expenses as a percentage of net sales decreased to 13.1% in fiscal 1995 from 16.7% in fiscal 1994. The decrease in expenses and percentages are reflective of a reclassification in 1995 of certain expenses relating to key executives and shared administrative services to Corporate expenses.

         Special charges of $332,000 in fiscal 1995 resulted from one-time contractual obligations relating to the hiring of senior executives. There were no special charges in 1994.

         Operating profit increased $3.8 million or 59.3%, in fiscal 1995, to $10.3 million, versus $6.5 million in fiscal 1994. Operating margin increased to 14.0% in fiscal 1995, versus 10.3% in fiscal 1994. This increase was primarily a result of the exclusion and reclassification of corporate expenses in 1995.

CORPORATE EXPENSES

Fiscal Year 1996 Versus Fiscal Year 1995

         Corporate expenses consist of the cost of senior management and shared administrative resources which are utilized by both segments of the business. Corporate expense increased $1.8 million or 53.8% to $5.1 million during fiscal 1996 from $3.3 million for fiscal 1995. The increase is primarily due to the addition of two key executives, their respective signing bonuses, expenses associated with the opening of a Columbus, Ohio office and increases in other expenses, including insurance expense. Corporate expense in 1995 includes a $600,000 special charge for legal fees. As a result, corporate expense increased as a percentage of total Company's sales to 2.9% in 1996 from 2.5% in 1995.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary requirements for capital consist of purchases of inventory, expenditures related to new store openings and the working capital requirements for new and existing stores. The Company takes advantage of closeout and other special situation purchasing opportunities which frequently result in large volume purchases, and, as a consequence, its cash requirements are not constant or predictable during the year and can be affected by the timing and size of its purchases. The Company maintains a high level of committed credit, so that it can take immediate advantage of special situation purchasing opportunities. Having such credit availability provides the Company with a competitive advantage measured against many of its competitors.

        On November 21, 1996 the Company completed an initial public offering of 2,960,100 shares of Common Stock, no par value, at $16 per share. The offering generated net proceeds of approximately $43.0 million, after deducting underwriting fees and offering expenses. The net proceeds were used to repay $33.4 million of indebtedness to a senior institutional lender and $4.0 million of Partners' notes, to fund approximately $2.9 million in tax loans to certain executives and former shareholders of the Company, $900,000 in compensation buyouts to certain executives and the remaining $1.9 million was used for general corporate purpose.

        Historically, the Company's growth has been financed through cash flow from operations, borrowings under its bank credit facility and the extension of trade credit. Prior to the Company's initial public offering, the Company maintained a $38.5 million Credit Facility secured by a lien on substantially all of the Company's assets. As a result of the offering, in December 1996, the Company entered into a new $40 million credit facility. Loans under the new facility are secured by liens only on the Company's receivables and warehouse inventories. The facility has a maturity date of April 30, 1999. Borrowings under the new facility bear interest, at the Company's option, at either LIBOR plus 200 basis points or prime less 50 basis points. The credit facility contains restrictive covenants which require minimum net worth levels, maintenance of certain financial ratios and limitations on capital expenditures and investments.

        For fiscal year 1996, cash provided by consolidated operating activities was $878,000 as compared to cash used in fiscal 1995 of $2.2 million. Net income and increases in trade payables, offset by increases in inventory and trade receivables, accounted for the cash provided in fiscal 1996. In fiscal year 1995 increased inventory levels and decreased trade payables accounted for the majority of cash used in operations. Cash used in investing activities increased slightly to $7.1 million in fiscal 1996 from $7.0 million in fiscal 1995. The majority of the cash used in fiscal 1995 was related to the acquisition of the assets of Odd Job Holdings, Inc. Capital expenditures in 1995 were offset by the proceeds of the sale of fixtures and equipment used in the Ohio retail operation which was sold in October 1995. Cash was used in 1996 primarily for capital expenditures related
                                     A-12
to corporate growth and loans to related parties made in connection with the Company's public offering completed in November 1996. Cash provided by financing activities increased to $12.7 million in fiscal 1996 from $10.5 million in fiscal 1995. The majority of financing provided was from the Company's public offering, offset by the payment of corporate debt and partner distributions. In fiscal 1995 the cash provided was from borrowings on the Company's revolving line of credit and term loans. Capital expenditures for fiscal 1996 were $3.9 million. Fiscal 1997 capital expenditures are budgeted at approximately $5.6 million, primarily for new stores, the management information systems upgrade and the warehouse and distribution facilities' expansion.

        The Company currently anticipates opening new stores in each of the next few years. In addition to new store openings, the Company may increase the number of stores it operates through acquisitions. Management believes that from time to time acquisition opportunities will arise. Possible acquisitions will vary in size and the Company will consider larger acquisitions that could be material to the Company. In order to finance any such possible acquisitions, the Company may use cash flow from operations, may borrow additional amounts under its revolving credit facility, may seek to obtain additional debt or equity financing or may use its equity securities as consideration. The availability and attractiveness of any outside sources of financing will depend on a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates and general economic conditions.

        Management believes that the proceeds of its initial public offering, together with cash flow from operations and borrowings under its new loan facility, will be adequate to fund the operations and internal expansion plans of the Company for at least the next twelve months.

INFLATION

        During fiscal year 1996, lease expense and salaries and wages have increased modestly. The increases have not had a significant effect on the Company's results of operations because the impact of rising costs has been offset by price increases. As a result, inflation has not had nor is it expected to have a significant impact on the Company's operations.

GENERAL ECONOMIC TREND, SEASONALITY AND QUARTERLY FLUCTUATION

        Historically, the Company's retail stores have experienced their highest net sales and operating income levels during the fourth quarter, which includes the holiday selling season.

        The Company's results of operations may also fluctuate from quarter to quarter as a result of the amount and timing of sales contributed by new stores, the level of advertising and pre-opening expenses associated with the opening of new stores, the integration of new stores into the operations of the Company and the timing of large opportunistic purchases and sales in the Company's wholesale operations as well as other factors.

        During the first quarter of fiscal 1997, the Company has experienced an increase of approximately 25% in total retail sales, but a 4-5% decrease in comparable store sales compared with the 1996 quarter, when the Company's comparable store sales were up 14.7% from 1995 levels. Comparable store sales are based on a small platform of only 13 stores, and the Company believes the 10 new stores added in fiscal 1996 have siphoned and are expected to continue to siphon, some sales from the 13 mature stores located in the same market. The Company believes that the softness in its retail operation was also due to the results of lower shipments to the stores in the early portion of the quarter versus prior year's levels and the later timing of Passover, which impacted sales in the Company's New York and New Jersey markets. The Company made an unusually large, opportunistic purchase late in the 1997 first quarter, whereas a comparable size purchase occurred earlier in the 1996 first quarter. As a consequence of the timing of the 1997 purchase, the Company did not begin recognizing the benefit of retail or wholesale sales from this opportunistic purchase until late in the 1997 first quarter when retail sales strengthened to previously anticipated levels.

        The Company's wholesale operations have also experienced an approximately 14% decline in sales (exclusive of intercompany sales) for the first quarter of 1997 versus sales for the comparable 1996 period, when the wholesale operations experienced a 50% increase from the 1995 comparable quarter. Management believes that a portion of the decline is due to additional sales from the wholesale business to the retail business, which is consistent with management's longer term plan.


QUARTERLY RESULTS (UNAUDITED)

        The following table represents certain selected financial information of the Company's wholesale and retail operations for the quarters indicated. For purposes of analysis, the wholesale operations consists of Mazel Company L.P. and the retail operations consists of Odd Job for each of the quarters presented in the fiscal years 1996 and 1995, as if the Odd Job operation had been acquired at the beginning of fiscal 1995. Sales and profits between Mazel and Odd Job have been eliminated from wholesale results in both years.



                                         QUARTERLY STATEMENTS OF OPERATION

FISCAL 1996                            1ST QUARTER      2ND QUARTER    3RD QUARTER     4TH QUARTER
                                       -----------     ------------    -----------     -----------
                                                      (IN THOUSANDS)
Sales
  Retail                                 $16,882           $18,157        $19,785         $29,378
  Wholesale                               25,572            24,554         24,602          20,947
                                         -------           -------        -------         -------
     Total sales                          42,454            42,711         44,387          50,325
Gross profit
  Retail                                   6,501             7,170          7,768          11,464
  Wholesale                                6,398             6,582          6,950           5,662
                                         -------           -------        -------         -------
     Total gross profit                   12,899            13,752         14,718          17,126

Operating income before
    corporate and special charges
    Retail                                   609               469            510           2,229
   Wholesale                               3,574             3,714          3,929           2,798
                                         -------           -------        -------         -------
    Total                                  4,183             4,183          4,439           5,027
Corporate                                  1,183             1,355          1,282           1,319
Special charges                                0                 0              0           4,243
                                         -------           -------        -------         -------
Operating income (loss)                   $3,000            $2,828         $3,156           $(535)
                                         =======           =======        =======         =======


FISCAL 1995                           1ST QUARTER      2ND QUARTER    3RD QUARTER       4TH QUARTER
                                      -----------      -----------    -----------       -----------
                                                              (IN THOUSANDS)
Sales
  Retail                                 $13,975           $14,238       $13,249           $18,602
  Wholesale                               16,903            15,209        20,858            28,475
                                         -------           -------       -------           -------
     Total sales                          30,878            29,447        34,107            39,449

Gross Profit
  Retail                                   5,324             5,423         4,970             6,806
  Wholesale                                4,825             4,668         5,619             5,229
                                         -------           -------        -------         -------
     Total gross profit                   10,149            10,091        10,589            12,035

Operating income before
 corporate and special charges
  Retail                                     385               439          (239)            1,081
  Wholesale                                2,391             2,177         3,066             3,018
                                         -------           -------        -------         -------
    Total                                  2,776             2,616         2,827             4,099

Corporate                                    533               533         1,233             1,043
Discontinued operations                      235               220         1,748                 0
Special charges                                0                 0             0               632
                                         -------           -------        -------          -------
Operating income (loss)                   $2,008            $1,863         $(154)          $ 2,424
                                         =======           =======       =======           =======

RECENT ACCOUNTING DEVELOPMENTS

        During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which provides guidance for recognition of impairment losses to long-lived assets. The Statement is effective for fiscal years beginning after December 15, 1995. The Company recognized no impairment loss as a result of adoption.

        During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company chose to maintain its current accounting method for stock-based compensation and disclose the pro forma effects on net income and earnings per share of the fair market value method as permitted by the Statement.

FORWARD LOOKING STATEMENT

        Forward looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, the successful implementation of the Company's retail expansion plans, the ability to purchase quality closeout merchandise at prices that allow the Company to maintain or exceed expected margins on sales, the effect on comparable store sales of the small platform of stores and the disproportionate impact caused by individual buying transactions, growth into new geographic areas, availability of appropriate retail locations, the lack of any unanticipated problems at the Company's distribution facilities or in transportation of merchandise, in general, and general economic conditions. Please refer to the Company's subsequent SEC filings under the Securities Exchange Act of 1934, as amended, for further information.

                           INDEPENDENT AUDITORS' REPORT
                           ---------------------------



The Board of Directors and Stockholders
Mazel Stores, Inc.:

We have audited the consolidated balance sheets of Mazel Stores, Inc. as of January 25, 1997 and January 31, 1996, and the related consolidated statements of operations, stockholders' equity and partners' capital, and cash flows for each of the years in the three-year period ended January 25, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mazel Stores, Inc. as of January 25, 1997 and January 31, 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended January 25, 1997, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG Peat Marwick LLP





Cleveland, Ohio
March 21, 1997

                               MAZEL STORES, INC.

                           Consolidated Balance Sheets

                             (Dollars in thousands)


                                                                      January 25,   January 31,
                         Assets                                           1997         1996
                         ------                                       -----------   -----------

Current assets
   Cash and cash equivalents                                           $ 8,010     $ 1,470
   Accounts receivable - trade, less allowance for doubtful
     accounts of $195 in both years presented                           10,565      10,067
   Notes and other receivables                                              96         352
   Inventories                                                          40,399      29,212
   Prepaid expenses                                                      1,186         440
   Deferred income tax asset (note 8)                                    3,006         314
                                                                       -------     -------
                  Total current assets                                  63,262      41,855

Equipment, furniture, and leasehold improvements, net (note 4)           6,251       3,097
Other assets                                                             1,107         987
Notes receivable - related parties (note 6)                              2,936          --
Goodwill, net (note 1[g])                                               10,876       9,000
Deferred income tax asset (note 8)                                       1,929       1,695
                                                                       -------     -------
                                                                       $86,361     $56,634
                                                                       =======     =======




       Liabilities, Stockholders' Equity and Partners' Capital
       -------------------------------------------------------
Current liabilities
   Long-term debt, current portion (note 5)                            $    17     $ 1,361
   Accounts payable                                                     15,447      11,732
   Accrued expenses                                                      3,050       2,376
   Other current liabilities                                               275         193
                                                                       -------     -------
                  Total current liabilities                             18,789      15,662

Revolving line of credit (note 5)                                           --      13,496
Long-term debt, net of current portion (note 5)                             53      12,525
Other liabilities (note 9[a])                                            2,091       2,037
Deferred income tax liability (note 8)                                     666          44
                                                                       -------     -------
                  Total liabilities                                     21,599      43,764


Stockholders' equity and partners' capital
   Common stock, no par value; 14,000,000 shares authorized;
     9,170,100 shares issued and outstanding                                --          --
   Preferred stock, no par value; 2,000,000 shares authorized;
     no shares issued or outstanding                                        --          --
   Additional paid-in capital                                           64,742         100
   Retained earnings (deficit)                                              20        (204)
   Partners' capital                                                        --      12,974
                                                                       -------     -------
                  Total stockholders' equity and partners' capital      64,762      12,870

Commitments and contingencies (notes 5 and 9)
                                                                       -------     -------
                                                                       $86,361     $56,634
                                                                       =======     =======

See accompanying notes to consolidated financial statements.

                               MAZEL STORES, INC.

                      Consolidated Statements of Operations

                             (Dollars in thousands)




                                                                     Fiscal Year Ended
                                                     ---------------------------------------------
                                                       January 25,      January 31,   January 31,
                                                          1997              1996           1995
                                                     -------------    -------------    -----------
Net sales                                            $   179,877      $    98,106      $    76,254
Cost of sales                                            121,382           70,208           55,183
                                                     -----------      -----------      -----------
                Gross profit                              58,495           27,898           21,071
Selling, general, and administrative expense              45,802           20,753           15,317
Special charges (note 11)                                  4,243            2,203               --
                                                     -----------      -----------      -----------
                Operating profit                           8,450            4,942            5,754

Other income (expense)
   Interest expense, net                                  (2,254)          (1,265)            (894)
   Other                                                      34             (559)              26
                                                     -----------      -----------      -----------
                Income before income taxes                 6,230            3,118            4,886

Income tax expense (benefit) (note 8)                     (1,987)              19               71
                                                     -----------      -----------      -----------
                Net income                           $     8,217      $     3,099      $     4,815
                                                     ===========      ===========      ===========
Pro forma as adjusted data (unaudited) (note 13)
   Income before income taxes                        $     6,230      $     3,118
   Supplemental pro forma adjustments
     Income of Odd Job retail operation                       --            1,365
     Loss on discontinued Ohio retail operation               --            2,210
     Management compensation adjustments                   1,235            1,404
     Special charges                                       4,243              600
     Reduction in interest expense, net                    2,460            2,040
     Provision for income taxes                           (5,667)          (4,295)
                                                     -----------      -----------
                Pro forma as adjusted
                  net income (unaudited)             $     8,501      $     6,442
                                                     ===========      ===========
Pro forma as adjusted net income per
   share (unaudited)                                 $      0.93      $      0.70
Pro forma as adjusted shares outstanding               9,170,100        9,170,100

See accompanying notes to consolidated financial statements.

                               MAZEL STORES, INC.

      Consolidated Statements of Stockholders' Equity and Partners' Capital

           Years ended January 25, 1997 and January 31, 1996 and 1995

                             (Dollars in thousands)





                                                                        Mazel
                                              Additional  Retained   Company L.P.
                                               Paid-In    Earnings    Partners'
                                               Capital    (Deficit)    Capital       Total
                                              ----------  --------   ------------   -------

Balance as of January 31, 1994               $    --     $    --      $ 9,453      $ 9,453

ZS Peddlers Mart, Inc. common stock              100          --           --          100
Partners' withdrawals                             --          --       (2,806)      (2,806)
Partnership net income                            --          --        4,809        4,809
ZS Peddlers Mart, Inc. net income                 --           6           --            6
                                             -------     -------      -------      -------
Balance as of January 31, 1995                   100           6       11,456       11,562

Capital contributed                               --          --           92           92
Partners' withdrawals                             --          --       (1,773)      (1,773)
Dividends paid                                    --        (110)          --         (110)
Partnership net income                            --          --        3,199        3,199
Odd-Job Holdings, Inc. net loss                   --        (100)          --         (100)
                                             -------     -------      -------      -------
Balance as of January 31, 1996                   100        (204)      12,974       12,870

Capital contributed                               --          --        4,000        4,000

Net proceeds from issuance and sale of
 2,960,100 shares of common stock
 in connection with the initial public
 offering, net of issuance costs of
 $1,038 (note 2)                              43,008          --           --       43,008
Stock issued pursuant to compensation
   arrangements                                3,646          --           --        3,646
Conversion of debt (note 5)                    1,000          --           --        1,000
Partners' withdrawals                             --          --       (7,979)      (7,979)
Net income                                        --         224        7,993        8,217
Exchange of partnership equity for stock      16,988          --      (16,988)          --
                                             -------     -------      -------      -------
Balance as of January 25, 1997               $64,742     $    20      $    --      $64,762
                                             =======     =======      =======      =======


See accompanying notes to consolidated financial statements.

                               MAZEL STORES, INC.

                      Consolidated Statements of Cash Flows

                             (Dollars in thousands)


                                                                                 Fiscal Year Ended
                                                                      ---------------------------------------
                                                                      January 25,   January 31,   January 31,
                                                                         1997          1996         1995
                                                                      -----------   -----------   -----------
Cash flows from operating activities
Net income                                                            $  8,217      $  3,099      $  4,815
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities
    Depreciation and amortization                                        1,075           646           475
    Deferred income taxes                                               (2,304)          (12)            5
    Allowance for doubtful accounts                                         --            --           (55)
    Loss on sale of Ohio retail operations                                  --         1,571            --
    Noncash charges on sale of Ohio retail operations                       --        (3,038)           --
    Noncash compensation expense                                         2,928            --            --
    Changes in operating assets and liabilities
      Accounts receivable - trade                                       (2,077)         (672)       (1,077)
      Notes and other receivables                                          256          (196)           31
      Inventories                                                      (10,735)       (1,686)          (57)
      Prepaid expenses                                                    (704)          266          (135)
      Other assets                                                         (31)          113           (82)
      Accounts payable                                                   3,627        (2,107)        1,668
      Accrued expenses and other liabilities                               626          (178)           86
                                                                      --------      --------      --------
              Total adjustments                                         (7,339)       (5,293)          859
                                                                      --------      --------      --------
              Net cash provided by (used in) operating activities          878        (2,194)        5,674
                                                                      --------      --------      --------

Cash flows from investing activities
Capital expenditures                                                    (3,923)         (450)         (497)
Cash paid for acquisitions, net of cash acquired                          (266)       (8,395)           23
Cash received at acquisition, net of cash expenses                          70            --            --
Issuance of notes receivable - related parties                          (2,936)           --            --
Security deposits                                                           --            --           (16)
Proceeds from sale of Ohio retail operations                                --         1,818            --
                                                                      --------      --------      --------
              Net cash used in investing activities                     (7,055)       (7,027)         (490)
                                                                      --------      --------      --------

Cash flows from financing activities
Proceeds from term loan                                                     --        10,925         4,000
Repayment of debt                                                      (33,414)       (4,151)      (12,636)
Net borrowings under credit facility                                     7,102         6,220         6,858
Repayment of subordinated notes payable                                     --          (500)         (500)
Equity contributions                                                     4,000            92           100
Partners' withdrawals                                                   (7,979)       (1,773)       (2,806)
Dividends paid                                                              --          (110)           --
Loan fees                                                                   --          (155)          (75)
Net proceeds of initial public offering                                 43,008            --            --
                                                                      --------      --------      --------
              Net cash provided by (used in) financing activities       12,717        10,548        (5,059)
                                                                      --------      --------      --------

Net increase in cash and cash equivalents                                6,540         1,327           125

Cash and cash equivalents at beginning of year                           1,470           143            18
                                                                      --------      --------      --------

Cash and cash equivalents at end of year                              $  8,010      $  1,470      $    143
                                                                      ========      ========      ========

Supplemental disclosures
Cash paid for interest                                                $  2,503      $  1,225      $    887
                                                                      ========      ========      ========

See accompanying notes to consolidated financial statements.

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

                 January 25, 1997 and January 31, 1996 and 1995



(1)   Summary of Significant Accounting Policies
      ------------------------------------------

      (a)   Description of Business
            -----------------------

            The Company consists of two complementary operations: (i) a major regional closeout retail business; and (ii) one of the nation's largest closeout wholesale businesses. The Company sells quality, value-oriented consumer products at a broad range of price points offered at a substantial discount to the original retail or wholesale price. The Company's merchandise primarily consists of new, frequently brand-name products that are available to the Company for a variety of reasons, including overstock positions of a manufacturer, wholesaler, or retailer; the discontinuance of merchandise due to a change in style, color, shape, or repackaging; a decrease in demand for a product through traditional channels; or the termination of business by a manufacturer, wholesaler, or retailer. The Company operates a chain of 23 closeout retail stores, including 14 in New York (5 of which are in Manhattan) and 9 in New Jersey.

      (b)   Organization
            ------------

            The Company was incorporated as a wholly owned subsidiary of Mazel Company L.P. ("Partnership") in preparation for an initial public offering that occurred as of November 21, 1996 (see note 2). The Partnership was controlled by ZS Mazel L.P. ("ZS"), a limited partnership that was also the sole stockholder of Odd-Job Holdings, Inc. ("Holdings"), which owned all of the outstanding common stock of Odd Job Acquisition Corp., which had been organized to acquire the retail businesses of a commonly owned group of corporations and partnerships (collectively, "Odd Job"). On December 9, 1994, ZS acquired Peddler's Mart, Inc. ("Peddlers"), which was merged with Odd Job upon the acquisition of Odd Job on December 7, 1995. Immediately prior to the initial public offering, the Partnership contributed all of its assets and liabilities to the Company in exchange for 5,690,602 shares of common stock. The Company then exercised its option to acquire the stock of Holdings from ZS for $1,400,000, which included the cancellation of a $1,350,000 note from ZS.

      (c) Basis of Presentation
          ---------------------

            The financial statements of the Company give effect to the common control of the Partnership, Peddlers, and Odd Job prior to the initial public offering and, accordingly, are comprised of the operations of the Partnership for all years presented, including the Peddlers and Odd Job operations as of December 9, 1994 and December 7, 1995, respectively. The transfer of assets and liabilities among these commonly controlled entities has been accounted for at historical cost in a manner similar to a pooling of interests. All significant balances and transactions between these entities and among the consolidated group have been eliminated in the consolidated financial statements.


                                                                    (Continued)
                                     A-22

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements


      (d)   Cash and Cash Equivalents
            -------------------------

            For financial reporting purposes, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

      (e)   Inventories
            -----------

            Wholesale inventories are valued at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Retail inventories are valued by use of the retail method.

      (f)   Equipment, Furniture, and Leasehold Improvements
            ------------------------------------------------

            Depreciation and amortization are provided for the cost of depreciable properties at rates based on their estimated useful lives, which range from 3 to 10 years for furniture and equipment or, for leasehold improvements, over the life of the related lease. The rates so determined are applied on a straight-line basis. Maintenance and repairs are charged to expense as incurred.

      (g)   Goodwill
            --------

            Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight-line method over periods not exceeding 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired businesses.

            During the most recent fiscal year goodwill increased by $934,000 due to the settlement of pre-acquisition contingencies related to the Odd Job acquisition and by $1,248,000 as a result of the acquisition of three retail stores. At January 25, 1997 and January 31, 1996, accumulated amortization amounted to $393,000 and $87,000, respectively.

      (h)   Income Taxes
            ------------

            The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss, deduction, or tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                   (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements



            Income taxes attributable to the operations of the Partnership were obligations of the individual partners and have not been reflected in the historical amounts shown in the accompanying consolidated financial statements. The consolidated financial statements reflect a one-time tax benefit of $1,489,000 arising from cumulative differences between the net book and tax basis of the Partnership's assets and liabilities upon their transfer to the Company.

      (i)   Advertising
            -----------

            The Company expenses advertising costs as incurred. Advertising expense was approximately $598,000 in the year ended January 25, 1997 and $470,000 and $464,000 in the years ended January 31, 1996 and 1995, respectively.

      (j)   Fiscal Year
            -----------

            Effective February 1, 1996, the Company changed its fiscal year end from January 31 to a 52- or 53-week year ending on the Saturday nearest to January 31. Accordingly, the current fiscal year ended on January 25, whereas the two previous fiscal years ended on January 31.

      (k)   New Accounting Pronouncements
            -----------------------------

            During 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which provides guidance for recognition of impairment losses to long-lived assets. The Statement is effective for fiscal years beginning after December 15, 1995. The Company recognized no impairment loss as a result of adoption.

            During 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which provides a basis for measurement and recognition of all stock-based employee compensation plans. The disclosure requirements of this Statement are effective for fiscal years beginning after December 15, 1995. The Company chose to maintain its current accounting method for stock-based compensation and disclose the pro forma effects on net income and net income per share of the fair market value method, if material, as permitted by the Statement.

      (l)   Use of Estimates in the Preparation of Financial Statements
            -----------------------------------------------------------

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (m)   Reclassifications
            -----------------

            Certain reclassifications were made to the Company's prior period financial statements to conform to the January 25, 1997 presentation.

                                                                    (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

(2)    Initial Public Offering
       -----------------------

       On November 21, 1996, the Company completed its initial public offering of 2,574,000 shares of common stock, no par value, at $16 per share, generating net proceeds of approximately $37.3 million, after deducting underwriting fees and offering expenses. On December 13, 1996, the underwriters exercised their over-allotment option to purchase an additional 386,100 common shares, generating an additional $5.7 million of cash proceeds to the Company. The net proceeds were used to repay approximately $33.4 million of indebtedness to a senior institutional lender and $4.0 million of partners' notes and to fund $2.9 million in tax loans and $900,000 in compensation buyouts to certain executives; the remaining $1.9 million was used for the Company's general corporate purposes.

(3)    Odd Job Acquisition
       -------------------

       On December 7, 1995, Odd Job was acquired by ZS for $10,500,000 and an additional $1,013,000 in related expenses, in a transaction accounted for by the purchase accounting method. In connection with the acquisition, the purchase price allocation and liabilities assumed were as follows (in thousands):


           Current assets                                               $12,197
           Equipment, furniture, and leasehold improvements               1,568
           Goodwill                                                       8,801
           Other noncurrent assets                                        1,866
           Expenses incurred in connection with the acquisition          (1,013)
           Cash paid for stock and partnership units                     (9,050)
                                                                       --------
                          Liabilities assumed                           $14,369
                                                                       ========

       The following unaudited pro forma combined results of operations assume that the combination had occurred at the beginning of fiscal year 1995 (in thousands):


                                              Fiscal Year Ended
                                        -----------------------------
                                        January 31,      January 31,
                                           1996             1995
                                        ------------     ------------
           Net sales                     $133,881        $120,860
           Net income                       4,054           6,324

       The unaudited pro forma information is presented for comparative purposes and is not necessarily indicative of results of operations that would have occurred had the combination been made at the beginning of fiscal year 1995.

                                                                    (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements


(4)    Equipment, Furniture, and Leasehold Improvements
       ------------------------------------------------

       The major classes of equipment, furniture, leasehold improvements, and construction in progress are summarized at cost, as follows (in thousands):


                                                                       January 25,   January 31,
                                                                          1997           1996
                                                                       ----------    ----------
               Furniture, fixtures, and equipment                       $4,620          2,687

               Leasehold improvements                                    3,177          2,203
               Construction in progress                                  1,016             --
                                                                        ------         ------
                                                                         8,813          4,890

               Less accumulated depreciation and amortization            2,562          1,793
                                                                        ------         ------
                                                                        $6,251          3,097
                                                                        ======         ======

(5)    Long-Term Debt
       --------------

       As of January 25, 1997, the Company's debt consists of a $136,000 subordinated note related to the acquisition of Peddlers, payable in quarterly installments of $4,250 with a final payment due on September 30, 2002, to be reduced by payments made under one of the contingent subordinated notes (see note 9[c]), as defined. As of January 25, 1997, $93,500 was outstanding on this note. The present value of the outstanding amount, discounted at a rate of 10 percent, is $69,411, consisting of a current portion of $17,000 and long-term portion of $52,411.

       The Company has a revolving line of credit with The Provident Bank ("Provident"), secured by substantially all of its assets. The revolving credit facility has a maturity date of April 30, 1999, bears interest at the prime rate less 50 basis points as published by Provident or a "LIBOR Rate" as defined plus 200 basis points, and is subject to a commitment fee on the unused portion. Availability on the revolving credit facility is the lesser of $40,000,000 or a borrowing base computation based on accounts receivable and inventories. As of January 25, 1997, there were no outstanding borrowings on the revolving line of credit.

       At January 31, 1996, the Partnership was obligated to Provident under a term loan and revolving line of credit in the amounts of $5,342,000 and $12,084,000, respectively. At January 31, 1996, Odd Job was also obligated to Provident under a term loan and revolving line of credit in the amounts of $7,000,000 and $1,412,000, respectively. Obligations of the Partnership and Odd Job under these arrangements were repaid from the proceeds of the initial public offering. The senior subordinated note in the amount of $1,000,000 issued in conjunction with the Odd Job acquisition and outstanding at January 31, 1996 was converted into 62,500 shares of common stock in conjunction with the initial public offering.

                                                                    (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements


(6)    Related Party Transactions
       --------------------------

       As of January 25, 1997, notes receivable consists principally of $2,932,409 relating to tax loans provided to certain key executives related to stock issued in lieu of compensation reductions, and to former shareholders of the Company in payment of indebtedness, at the time of the Company's initial public offering. Such amount includes accrued interest of $14,773 accrued at a rate of 6.6 percent.

       Prior to the acquisition of Odd Job, the Partnership conducted transactions with Odd Job as both vendor and customer. During the years ended January 31, 1996 and 1995, sales by the Partnership to Odd Job amounted to approximately $1,835,000 and $2,051,000, respectively, and purchases from Odd Job approximated $909,000 and $2,653,000, respectively, for such pre-acquisition periods.

       During the years ended January 25, 1997 and January 31, 1996 and 1995, the Partnership paid its managing partner a management fee of $289,444, $100,000 and $100,000, respectively. The management fee paid for the year ended January 25, 1997 included a one-time management fee buyout of $200,000.

(7)    Financial Instruments
       ---------------------

       The carrying value of cash and cash equivalents, accounts receivable, notes and other receivables, accounts payable, and accrued expenses is considered to approximate their fair value due to their short maturity. The interest rates on debt instruments and notes receivable are considered to approximate market rates, and accordingly, their cost is reflective of fair value.

(8)    Income Taxes
       ------------

       Prior to the public offering, the portion of the Company's income that was attributable to the Partnership was passed through to the respective partners, and no federal or state tax liability was recorded.

       Income tax expense (benefit) attributable to income from continuing operations is as follows (in thousands):


                                                      Fiscal Year Ended
                                           ----------------------------------------
                                           January 25,    January 31,   January 31,
                                              1997           1996           1995
                                           -----------    -----------   -----------
           Federal
             Current                         $    --            --           --
             Deferred                         (1,975)          (12)           5
                                             -------           ---          ---
                                              (1,975)          (12)           5

           State and local
             Current                             316            31           66
             Deferred                           (328)           --          ---
                                             -------           ---          ---
                                                 (12)           31           66
                                             -------           ---          ---

                                             $(1,987)           19           71
                                             =======           ===          ===

                                                                    (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

       The income tax benefit attributable to income from continuing operations for the fiscal year ended January 25, 1997 was $1,987,000, which differed from the "expected" amount computed by applying the U.S. federal tax rate of 35 percent to pretax income from continuing operations as a result of the following (in thousands):


               Computed "expected" tax expense                                    $ 2,181
               Nonrecurring tax benefit                                            (1,489)
               Corporate state and local taxes, net of federal benefit                159
               Partnership period earnings taxed to respective partners            (2,797)
               Partnership local taxes                                                 72
               Other                                                                 (113)
                                                                                  -------
                                                                                  $(1,987)
                                                                                  =======

       Pretax income for the years ended January 31, 1996 and 1995, was attributable principally to the Partnership, and accordingly, the income tax expense recorded for those years reflects local taxes for which the Partnership was liable.

       The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below (in thousands):


                                                                January 25,   January 31,
                                                                    1997         1996
                                                                -----------   -----------
        Deferred tax assets

           Current
             Inventory capitalization and reserve                $ 1,741         235
             Accrued expenses                                        352          --
             Net operating loss carryforward                         827          72
             Other                                                    86           7
                                                                 -------      ------
                                                                   3,006         314

           Noncurrent
             Equipment, furniture, and leasehold
               improvements basis differences                      1,296       1,035
             Accrued lease obligations                               747         660
                                                                 -------      ------
                                                                   2,043       1,695
                                                                 -------      ------
                        Total gross deferred tax assets            5,049       2,009

        Deferred tax liabilities

           Noncurrent
             Goodwill                                               (643)         --
             Amortizable asset                                      (137)         --
             Other                                                    --         (44)
                                                                 -------      ------
                        Total gross deferred tax liabilities        (780)        (44)
                                                                 -------      ------

                        Net deferred tax asset                   $ 4,269       1,965
                                                                 =======      ======

       A net operating loss of approximately $2,067,000 is available to offset future taxable income. This loss carryforward expires in 15 years.

                                                                     (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

       Under Statement 109, a valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefit will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of January 25, 1997.

(9)    Commitments and Contingencies
       -----------------------------

       (a)    Leases
              ------

              The Company is obligated for office, warehouse, and retail space under operating lease agreements which expire at various dates through fiscal 2009. Some of these leases are subject to certain escalation clauses based upon real estate taxes and other occupancy expense, and several leases provide for additional rent based on a percentage of sales. One of the lessors is a corporation in which certain executives of the Company have a minority ownership interest.

              At January 25, 1997, minimum annual rental commitments under noncancelable leases for the Company as a whole are as follows (in thousands), for the fiscal year ending:


                        1998                                        $ 6,512
                        1999                                          5,538
                        2000                                          5,503
                        2001                                          4,983
                        2002                                          4,421
                        Thereafter                                   13,047
                                                                     ------
                        Total minimum lease payments                $40,004
                                                                     ======

              Rent expense for the aforementioned operating leases was approximately $5,815,000 for the year ended January 25, 1997 and $2,469,000, and $1,345,000 for the years ended January 31, 1996 and 1995, respectively. Rent paid to the related party lessor was approximately $1,471,000 in fiscal 1997, $1,330,000 in fiscal 1996, and $1,241,000 in fiscal 1995.

              In conjunction with the Odd Job acquisition, a portion of the purchase price was assigned to leases based on the excess of the contractual lease payments over the estimated current market rentals in the amount of approximately $1,891,000. This amount is shown with other liabilities and is reduced as lease payments are made.

       (b)    Letters of Credit
              -----------------

              Included in the $40,000,000 revolving line of credit is a letter of credit facility totaling $15,000,000 for use in the normal operations of the business. At January 25, 1997, the Company had outstanding letters of credit issued to various parties aggregating approximately $2,461,000.

                                                                  (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements


       (c)    Contingent Subordinated Notes
              -----------------------------

              The Company has two subordinated notes due to Peddlers' former owner, both of which mature on December 31, 2002. Payments are to be made annually to a maximum of $675,000 and $275,000, based on Peddlers' distribution profits, as defined. No amounts have been paid or are payable on these notes through January 25, 1997.

       (d)    Litigation
              ----------

              At January 25, 1997, the Company was a party to certain lawsuits incurred in the normal course of business, none of which individually or in the aggregate is considered material by management in relation to the Company's consolidated financial position or results of operations.

       (e)    Retail Lease Obligations
              ------------------------

              In connection with the sale of the Ohio retail stores in October 1995 (see note 11), the Company remains contingently liable for the retail store lease obligations in the event that the buyer should default on its lease payments. The lease obligations for the remaining fiscal years are as follows: 1998 - $575,000; 1999 - $418,000; 2000 - $212,000; 2001 - $157,000; and 2002 - $214,000.

(10)   Retirement and Savings Plan
       ---------------------------

       The Company maintains a contributory savings plan under Section 401(k) of the Internal Revenue Code for the benefit of all collectively bargained employees who meet certain age and service requirements. The Company is required to make contributions under the savings plan, up to 25 percent of the employee contributions to an annual maximum of $250 per employee. Contributions to the plan by the Company have not been significant.

(11)   Special Charges
       ---------------

       Special charges for the fiscal year ended January 25, 1997 resulted from compensation and other charges arising in connection with the Company's initial public offering. Special charges for the fiscal year ended January 31, 1996 resulted from a loss of $1,571,000 on the Partnership's disposal of the 12 closeout stores comprising the Ohio retail business and $632,000 relating to executive signing bonuses.

(12)   Compensatory Plans
       ------------------

       (a)    Stock Option Plan
              -----------------

              The Mazel Stores, Inc. 1996 Stock Option Plan ("Stock Option Plan") was adopted by the Board of Directors and approved by the shareholders of the Company effective October 1, 1996. Pursuant to the provisions of the Stock Option Plan, employees of the Company may be offered the opportunity to acquire common stock by the grant of stock options ("Options"), including both incentive stock options ("ISOs") and nonqualified stock options ("NQSOs"). Consultants may receive only NQSOs under the Stock Option Plan. Non-employee directors automatically receive, upon

                                                                 (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

              the date they first become directors, a grant of Options to purchase 15,000 shares of common stock of the Company. The purchase price of a share of common stock pursuant to an Option shall not be less than the fair market value of a share of common stock at the grant date. As of January 25, 1997, options for a total of 734,250 shares of common stock have been granted to employees and non-employee directors of the Company, of which 15,900 have been canceled and 18,750 are exercisable. The Options outstanding as of January 25, 1997 have an exercise price equal to $16 per share, vest in five equal annual installments of 20 percent of the grant, and have a term of 10 years.

              The effect of applying the fair value method as prescribed by Statement of Financial Accounting Standards No. 123 to the Company's stock option awards results in net income and pro forma net income per share that are not materially different from amounts reported.

       (b)    Restricted Stock Plan
              ---------------------

              The Company's Restricted Stock Plan ("Restricted Stock Plan") was adopted by the Board of Directors and approved by the Company's shareholders effective October 1, 1996. The Restricted Stock Plan serves as the successor to the Partnership's Employee Equity Plan ("Equity Plan"). The Restricted Stock Plan relates to 220,090 unvested shares of common stock issued, initially as partnership units under the Equity Plan. Shares have the same vesting terms as provided in the Equity Plan.

              The Equity Plan provided for the purchase of partnership units by key executives of the Company, with exercisability subject to vesting restrictions, generally over a five-year period. Employees of the Company purchased a total of 1,660 units (representing 528,428 shares of common stock) under the Equity Plan during the year ended January 31, 1996, resulting in a total of 1,730 units outstanding. A total of 588 units were vested at such date, and an additional 450 units vested upon the effectiveness of the initial public offering. In conjunction with the public offering, all vested units (aggregating 330,295 shares of common stock) were distributed to Equity Plan participants and all unvested units (aggregating 220,090 shares of common stock) are being held pursuant to the Restricted Stock Plan. The Company has recorded compensation expense in accordance with the vesting provisions of the Restricted Stock Plan at a value of $225 per unit, which represents the difference between the purchase price and fair value of each unit at the grant date as established by an independent appraisal.

                                                                     (Continued)

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements

(13)   Pro Forma Information (Unaudited)
       ---------------------------------

       The following unaudited pro forma net income per share information assumes that the Company was subject to income taxes at the beginning of the current fiscal year at an effective rate of 40 percent. The supplemental net income per share information is calculated in accordance with Accounting Principles Board Opinion No. 15, Earnings Per Share, to give effect to the number of shares from the public offering used to repay debt ($33,410,000/$16 per share) and the related elimination of interest expense at the Company's weighted average borrowing rate of 8.68 percent.

                                                               Fiscal Year Ended
                                                               January 25, 1997
                                                           -----------------------------------
                                                                                      Net
                                                                            Net      Income
                                                           Shares         Income    per Share
                                                           ----------     -------     ------
                                                                       (in thousands)

       Shares issued with respect to existing capital
         and debt holders' pretax income                   6,210,000      $6,230
       Pro forma income taxes                                              2,492
                                                           ---------       -----
       Pro forma net income per share information
         after taxes                                       6,210,000       3,738      .60
                                                                                      ===
       Adjustment for debt repayment from proceeds         2,088,375       1,476
                                                           ---------      ------
       Supplemental net income per share information       8,298,375      $5,214      .63
                                                           =========      ======      ===

       The unaudited pro forma as adjusted data, as shown on the accompanying consolidated statements of operations, gives effect to the public offering as of the beginning of the two most recent fiscal years and as if the combination of the Partnership, Odd Job, and Peddlers had occurred at the beginning of such periods. Such data excludes certain one-time charges (principally compensation adjustments) incurred in connection with the public offering and organization of the Company, provides for income taxes at an effective rate of 40 percent, and excludes the one-time tax benefit of $1,489,000 attributable to the change in the Company's tax status.

                               MAZEL STORES, INC.

                   Notes to Consolidated Financial Statements



(14)   Business Segment Information
       ----------------------------

       The Company operates in two business segments: wholesale and retail. The retail segment is comprised of the operations of the Ohio retail business sold in October 1995 and the Peddlers and Odd Job business as of their respective acquisition dates. Wholesale operating profit for the year ended January 25, 1997 is shown net of corporate expenses and other special charges of $5,139 and $4,243, respectively. Summarized financial information by business segment as of and for the years ended January 25, 1997 and January 31, 1996 is as follows (in thousands):


                                                                Capital   Depreciation
                                         Operating   Total      Expen-        and
                            Net Sales      Profit    Assets     ditures   Amortization
                            ---------    ---------   ------     -------   ------------
        January 25, 1997
          Wholesale          $ 95,675      4,633     65,735      1,197         369
          Retail               84,202      3,817     20,626      2,726         706
                             --------     ------    -------     ------      ------
                             $179,877      8,450     86,361      3,923       1,075
                             ========     ======    =======     ======      ======
        January 31, 1996
          Wholesale          $ 75,652      3,830     35,185        435         497
          Retail               22,454      1,112     21,449         15         149
                             --------     ------    -------     ------      ------
                             $ 98,106      4,942     56,634        450         646
                             ========     ======    =======     ======      ======

       Sales to the Company's largest customer accounted for approximately 20.0 percent and 18.6 percent of total sales during the years ended January 25, 1997 and January 31, 1996, respectively.

(15)   Unaudited Quarterly Financial Data
       ----------------------------------

       The following is a summary of unaudited quarterly results of operations for the years ended January 25, 1997 and January 31, 1996 (in thousands):


                                                       Quarter
                                       -------------------------------------------
                                        First     Second       Third        Fourth
                                        -----     ------       -----        ------
       Year ended January 25, 1997
       Net sales                       $42,454     42,711      44,387      50,325
       Gross profit                     12,899     13,752      14,718      17,126
       Net income                        2,338      2,194       2,416       1,269

       Year ended January 31, 1996
       Net sales                        21,419     19,888      24,850      31,949
       Gross profit                      6,189      6,081       6,828       8,800
       Net income (loss)                 1,465      1,274        (249)        609

                                 PROXY

                              MAZEL STORES, INC

              Annual Meeting of Shareholders, June 3, 1997

The undersigned shareholder of MAZEL STORES, INC. (the "Company") hereby appoints Reuven D. Dessler and Brady Churches, or either one of them, each with full power of substitution and revocation as Proxies to represent and vote all the Common Shares of the Company held of record by the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof with all of the powers the undersigned would possess if present, as specified on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE HEREOF. UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS LISTED ON THE REVERSE SIDE UNLESS SPECIFIED TO THE CONTRARY. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (3). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

        The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated May 6, 1997 for the Annual Meeting of Shareholders.

            (Continued and to be signed and dated on reverse side)



               Please Detach and Mail in the Envelope Provided
-------------------------------------------------------------------------------

A [ X ] Please mark your
        votes as in this
        example

            FOR    WITHHOLD                                                                          FOR    AGAINST    ABSTAIN
Item 1.     [ ]      [ ]     Nominees: Phillip Cohen    Item 2.   Approval of the appointment of     [ ]     [ ]         [ ]
   Election of                         Jacob Koval                KPMG Peat Marwick LLP as auditors
   directors duly                      Jerry Sommers              for the fiscal year ending
   nominated                                                      January 31, 1998

WITHHELD FOR: (Write that nominee's                     Item 3.   Upon such other business as may properly come before the
name in the space provided below).                                meeting, or any adjournment thereof.

                                                        The Board of  Directors recommend a vote FOR the nominees and FOR
--------------------------                              proposal 2.

                                                        SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                                        ENVELOPE.

                                                                                                Change of Addresses/ [ ]
                                                                                                    Comments at left

                                                                                         I plan to [ ]      I do not [ ]
                                                                                        attend the           plan to
                                                                                           meeting        attend the
                                                                                                             meeting


SIGNATURE(S)                                                DATE          , 1997
           -------------------------------------------------    ----------


NOTE; Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give FULL title as such.